Exhibit 99.1

Jack in the Box Inc. Reports Fourth Quarter FY 2016 Earnings; Issues Guidance for FY 2017; Raises Quarterly Cash Dividend by 33%

SAN DIEGO--(BUSINESS WIRE)--November 21, 2016--Jack in the Box Inc. (NASDAQ: JACK) today reported earnings from continuing operations of $32.6 million, or $0.98 per diluted share, for the fourth quarter ended October 2, 2016, compared with $23.8 million, or $0.65 per diluted share, for the fourth quarter of fiscal 2015. Fiscal 2016 earnings from continuing operations totaled $126.3 million, or $3.70 per diluted share, compared with $112.6 million, or $2.95 per diluted share in fiscal 2015.

Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, were $1.03 in the fourth quarter of fiscal 2016 compared with $0.62 in the prior year quarter. For fiscal year 2016, operating earnings per share were $3.86 compared with $3.00 last year.

The fourth quarter and fiscal year ended October 2, 2016, included 13 weeks and 53 weeks, respectively, as compared to 12 weeks and 52 weeks in the fourth quarter and fiscal year ended September 27, 2015, respectively. The company estimates that the extra week benefited diluted earnings per share by approximately 9 cents in both the fourth quarter and fiscal 2016.

A reconciliation of non-GAAP measurements to GAAP results is provided below, with additional information included in the attachment to this release. Figures may not add due to rounding.

	13 Weeks Ended	12 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	Oct. 2, 2016	Sept. 27, 2015	Oct. 2, 2016	Sept. 27, 2015
Diluted earnings per share from continuing operations – GAAP	$0.98	$0.65	$3.70	$2.95
Restructuring charges	0.05	0.00	0.19	0.00
(Gains) losses from refranchising	0.00	(0.02)	(0.02)	0.05
Operating earnings per share – Non-GAAP	$1.03	$0.62	$3.86	$3.00

During fiscal 2016, the company announced plans to reduce general and administrative costs. A comprehensive review of its organizational structure identified cost savings from workforce reductions, relocation and consolidation of the Qdoba® corporate support center, refranchising initiatives, and information technology synergies across both brands. As a result, restructuring charges of $2.3 million, or approximately $0.05 per diluted share, were recorded during the fourth quarter. Restructuring charges for fiscal year 2016 totaled $10.1 million, or approximately $0.19 per diluted share. Charges consist primarily of employee severance pay and facility closing costs. These charges are included in “impairment and other charges, net” in the accompanying consolidated statements of earnings.

Lenny Comma, chairman and chief executive officer, said, “Operating earnings per share for the fourth quarter exceeded our expectations, due primarily to a reduction in G&A costs resulting from our restructuring initiatives, as well as lower impairment charges and a lower tax rate. We were pleased that Jack in the Box® system same-store sales outperformed sluggish industry trends, and although sales and traffic growth at Qdoba were solid, margins were hampered by the impact of new restaurant openings.

“Operating earnings per share for the year (excluding the benefit of the 53rd week) grew more than 25 percent, the fifth consecutive year of growth in excess of 20 percent.

“We are happy with the progress we made on our key strategic initiatives during the year, as we made significant headway on reducing our G&A, increased our borrowing capacity to support our capital structure goals, and began implementing plans to increase the franchise mix at Jack in the Box to over 90 percent of the system.”

Increase in same-store sales:

	13 Weeks Ended	12 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	Oct. 2, 2016	Sept. 27, 2015	Oct. 2, 2016	Sept. 27, 2015
Jack in the Box:
Company	0.5%	4.1%	0.0%	5.1%
Franchise	2.4%	6.9%	1.6%	7.0%
System	2.0%	6.2%	1.2%	6.5%
Qdoba:
Company	1.2%	6.1%	1.7%	8.3%
Franchise	0.4%	7.2%	1.1%	10.4%
System	0.8%	6.6%	1.4%	9.3%

Jack in the Box system same-store sales increased 2.0 percent for the quarter and exceeded the QSR sandwich segment by 1.3 percentage points for the comparable period, according to The NPD Group’s SalesTrack® Weekly for the 13-week time period ended October 2, 2016. Included in this segment are 16 of the top QSR sandwich and burger chains in the country. Company same-store sales increased 0.5 percent in the fourth quarter, with average check up 3.5 percent.

Qdoba same-store sales increased 0.8 percent system-wide and 1.2 percent for company restaurants in the fourth quarter. Company same-store sales reflected a 0.7 percent increase in transactions as well as growth in catering sales.

Consolidated restaurant operating margin decreased by 30 basis points to 19.7 percent of sales in the fourth quarter of 2016, compared with 20.0 percent of sales in the year-ago quarter. Restaurant operating margin for Jack in the Box company restaurants increased 70 basis points to 21.0 percent of sales. The increase was due primarily to favorable food and packaging costs, which were partially offset by higher costs related to equipment upgrades, maintenance and repair expenses, and minimum wage increases in California that went into effect in January 2016. The decrease in food and packaging costs as a percentage of sales resulted from the benefit of commodity deflation of approximately 4.0 percent in the quarter, favorable product mix changes and menu price increases. Restaurant operating margin for Qdoba company restaurants decreased 220 basis points to 17.3 percent of sales. The decrease was due primarily to costs associated with a greater number of new restaurant openings, increased promotional activity, and higher costs related to technology upgrades which more than offset the sales growth and benefits from commodity deflation of approximately 3.4 percent in the quarter.

Franchise margin as a percentage of total franchise revenues improved to 53.7 percent in the fourth quarter from 51.4 percent in the prior year quarter. The improvement was due primarily to higher royalty revenue for both brands and higher rental income from Jack in the Box franchised restaurants resulting from increases in franchise average unit volumes.

SG&A expense for the fourth quarter decreased by $6.3 million and was 12.1 percent of revenues as compared to 15.4 percent in the prior year quarter. Key items contributing to the decrease were lower advertising costs at Qdoba due to the timing of promotional activities and a $1.2 million decrease in pension and postretirement benefits related to the sunsetting of the company's qualified pension plan on December 31, 2015. In addition, mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans positively impacted SG&A by $0.2 million in the fourth quarter of 2016 as compared to a negative impact of $1.1 million in the fourth quarter of 2015, resulting in a year-over-year decrease in SG&A of $1.3 million. These decreases were partially offset by the impact of the 53rd week.

Interest expense, net, increased by $3.5 million in the fourth quarter due to increased leverage and a higher effective interest rate for 2016.

Capital Allocation

The company repurchased approximately 425,000 shares of its common stock in the fourth quarter of 2016 at an average price of $98.42 per share for an aggregate cost of $41.9 million. During fiscal year 2016, the company repurchased approximately 3,876,000 shares at an average price of $75.29 per share, for an aggregate cost of $291.9 million. As of the end of fiscal year 2016, the company had $408.2 million remaining under stock-buyback programs authorized by its Board of Directors, of which $108.2 million expires in November 2017 and $300.0 million expires in November 2018.

As previously disclosed, the company made an accelerated pension contribution of $80 million during the fourth quarter of 2016. This tax-deductible contribution will decrease the company's future G&A costs, as well as reduce, if not fully eliminate, pension contributions over the next several years.

In addition, the company acquired 14 franchised Qdoba restaurants in one market during the fourth quarter of 2016 for approximately $20 million.

The company also announced today that on November 17, 2016, its Board of Directors declared a quarterly cash dividend of $0.40 per share on the company’s common stock, representing a 33 percent increase from the previous quarterly dividend of $0.30 per share. The dividend is payable on December 16, 2016, to shareholders of record at the close of business on December 5, 2016.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the first quarter and fiscal year ending October 1, 2017. Fiscal 2017 is a 52-week year, with 16 weeks in the first quarter, 12 weeks in each of the second, third and fourth quarters. Fiscal 2016 was a 53-week year, with the additional week occurring in the fourth quarter.

First quarter fiscal year 2017 guidance

  Same-store sales increase of approximately 2.0 to 4.0 percent at Jack in the Box system restaurants versus a 1.4 percent increase in the year-ago quarter.
  Same-store sales of approximately flat to up 1.0 percent at Qdoba company restaurants versus a 1.5 percent increase in the year-ago quarter.

Fiscal year 2017 guidance

  Same-store sales increase of approximately 2.0 to 3.0 percent at Jack in the Box system restaurants.
  Same-store sales increase of approximately 2.0 to 3.0 percent at Qdoba company restaurants.
  Commodity deflation of approximately flat to down 1 percent for both Jack in the Box and Qdoba.
  Consolidated restaurant operating margin of approximately 20.0 to 21.0 percent.
  SG&A as a percentage of revenues of approximately 11.0 to 11.5 percent as compared to 12.7 percent in fiscal 2016.
  Impairment and other charges as a percentage of revenues of approximately 70 basis points, excluding restructuring charges.
  Approximately 20 to 25 new Jack in the Box restaurants opening system-wide, the majority of which will be franchise locations.
  Approximately 60 to 70 new Qdoba restaurants, of which approximately 40 are expected to be company locations.
  Capital expenditures of $105 to $115 million.
  Tax rate of approximately 38 percent.
  Operating earnings per share, which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, ranging from $4.55 to $4.75. This guidance assumes share repurchases of approximately $408 million during the year, representing the amount remaining under current Board authorizations.

Conference call

The company will host a conference call for financial analysts and investors on Tuesday, November 22, 2016, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box Inc. corporate website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:30 a.m. PT on November 22.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Eats®, a leader in fast-casual dining, with approximately 700 restaurants in 47 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the following: the success of new products and marketing initiatives; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company's ability to reduce G&A; the company's ability to execute its refranchising strategy; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, and risks relating to expansion into new markets; litigation risks; food safety incidents or negative publicity impacting the reputations of the company's brands; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

Operating earnings per share, a non-GAAP measure, is defined by the company as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising. Management believes this non-GAAP financial measure provides important supplemental information to assist investors in analyzing the performance of the company’s core business. In addition, the company uses operating earnings per share in establishing performance goals for purposes of executive compensation. The company encourages investors to rely upon its GAAP numbers but includes this non-GAAP financial measure as a supplemental metric to assist investors. This non-GAAP financial measure should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, this non-GAAP financial measure used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below is a reconciliation of non-GAAP operating earnings per share to the most directly comparable GAAP measure, diluted earnings per share from continuing operations. Figures may not add due to rounding.

	13 Weeks Ended	12 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	Oct. 2, 2016	Sept. 27, 2015	Oct. 2, 2016	Sept. 27, 2015
Diluted earnings per share from continuing operations – GAAP	$0.98	$0.65	$3.70	$2.95
Restructuring charges	0.05	0.00	0.19	0.00
(Gains) losses from refranchising	0.00	(0.02)	(0.02)	0.05
Operating earnings per share – Non-GAAP	$1.03	$0.62	$3.86	$3.00

JACK IN THE BOX INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share data) (Unaudited)

	13 Weeks Ended	12 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	October 2, 2016	September 27, 2015	October 2, 2016	September 27, 2015
Revenues:
Company restaurant sales	$300,693	$265,408	$1,204,535	$1,156,863
Franchise rental revenues	57,689	52,666	232,907	226,702
Franchise royalties and other	40,037	35,994	161,889	156,752
	398,419	354,068	1,599,331	1,540,317
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	90,200	82,198	363,002	361,988
Payroll and employee benefits	83,516	71,654	334,470	313,302
Occupancy and other	67,814	58,421	264,158	246,023
Total company restaurant costs	241,530	212,273	961,630	921,313
Franchise occupancy expenses	41,677	39,281	170,152	170,102
Franchise support and other costs	3,568	3,773	15,991	15,688
Selling, general and administrative expenses	48,281	54,592	203,816	221,145
Impairment and other charges, net	4,459	3,689	19,057	11,757
(Gains) losses on the sale of company-operated restaurants	(6)	(1,214)	(1,230)	3,139
	339,509	312,394	1,369,416	1,343,144
Earnings from operations	58,910	41,674	229,915	197,173
Interest expense, net	8,382	4,866	31,081	18,803
Earnings from continuing operations and before income taxes	50,528	36,808	198,834	178,370
Income taxes	17,967	13,030	72,564	65,769
Earnings from continuing operations	32,561	23,778	126,270	112,601
Losses from discontinued operations, net of income tax benefit	(580)	(637)	(2,197)	(3,789)
Net earnings	$31,981	$23,141	$124,073	$108,812

Net earnings per share - basic:
Earnings from continuing operations	$1.00	$0.66	$3.74	$3.00
Losses from discontinued operations	(0.02)	(0.02)	(0.07)	(0.10)
Net earnings per share (1)	$0.98	$0.64	$3.68	$2.89
Net earnings per share - diluted:
Earnings from continuing operations	$0.98	$0.65	$3.70	$2.95
Losses from discontinued operations	(0.02)	(0.02)	(0.06)	(0.10)
Net earnings per share (1)	$0.97	$0.63	$3.63	$2.85

Weighted-average shares outstanding:
Basic	32,694	36,276	33,735	37,587
Diluted	33,085	36,822	34,146	38,215

Cash dividends declared per common share	$0.30	$0.30	$1.20	$1.00

____________________________
(1)	Earnings per share may not add due to rounding.

JACK IN THE BOX INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data) (Unaudited)

	October 2, 2016	September 27, 2015
ASSETS
Current assets:
Cash	$17,030	$17,743
Accounts and other receivables, net	73,360	47,975
Inventories	8,229	7,376
Prepaid expenses	40,398	16,240
Assets held for sale	14,259	15,516
Other current assets	2,129	3,106
Total current assets	155,405	107,956
Property and equipment, at cost:
Land	117,166	112,991
Buildings	1,116,244	1,091,237
Restaurant and other equipment	331,644	315,235
Construction in progress	40,522	43,914
	1,605,576	1,563,377
Less accumulated depreciation and amortization	(886,526)	(835,114)
Property and equipment, net	719,050	728,263
Intangible assets, net	14,042	14,765
Goodwill	166,046	149,027
Other assets, net	294,248	303,968
	$1,348,791	$1,303,979
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Current maturities of long-term debt	$57,574	$26,677
Accounts payable	40,736	32,137
Accrued liabilities	181,250	170,575
Total current liabilities	279,560	229,389
Long-term debt, net of current maturities	937,512	688,579
Other long-term liabilities	348,925	370,058
Stockholders’ (deficit) equity:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 81,598,524 and 81,096,156 issued, respectively	816	811
Capital in excess of par value	432,564	402,986
Retained earnings	1,399,721	1,316,119
Accumulated other comprehensive loss	(187,021)	(132,530)
Treasury stock, at cost, 49,190,992 and 45,314,529 shares, respectively	(1,863,286)	(1,571,433)
Total stockholders’ (deficit) equity	(217,206)	15,953
	$1,348,791	$1,303,979

JACK IN THE BOX INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	53 Weeks Ended	52 Weeks Ended
	October 2, 2016	September 27, 2015
Cash flows from operating activities:
Net earnings	$124,073	$108,812
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	92,844	89,468
Deferred finance cost amortization	2,736	2,309
Excess tax benefits from share-based compensation arrangements	(7,461)	(18,602)
Deferred income taxes	34,973	(3,191)
Share-based compensation expense	11,455	12,420
Pension and postretirement expense	13,484	18,749
Gains on cash surrender value of company-owned life insurance	(5,365)	1,240
(Gains) losses on the sale of company-operated restaurants	(1,230)	3,139
Losses on the disposition of property and equipment	2,654	1,847
Impairment charges and other	4,759	6,815
Changes in assets and liabilities:
Accounts and other receivables	(28,181)	(82)
Inventories	(713)	105
Prepaid expenses and other current assets	(15,367)	35,255
Accounts payable	2,225	2,281
Accrued liabilities	8,662	798
Pension and postretirement contributions	(101,052)	(25,374)
Other	(4,314)	(9,114)
Cash flows provided by operating activities	134,182	226,875
Cash flows from investing activities:
Purchases of property and equipment	(96,615)	(86,226)
Purchases of assets intended for sale and leaseback	(9,785)	(10,396)
Proceeds from the sale and leaseback of assets	17,123	—
Proceeds from the sale of company-operated restaurants	1,439	3,951
Collections on notes receivable	3,555	5,917
Acquisition of franchise-operated restaurants	(19,816)	—
Other	(299)	2,281
Cash flows used in investing activities	(104,398)	(84,473)
Cash flows from financing activities:
Borrowings on revolving credit facilities	705,000	857,000
Repayments of borrowings on revolving credit facilities	(817,578)	(768,000)
Proceeds from issuance of debt	417,578	300,000
Principal repayments on debt	(26,154)	(198,397)
Debt issuance costs	(2,385)	(2,030)
Dividends paid on common stock	(40,295)	(37,390)
Proceeds from issuance of common stock	10,564	15,170
Repurchases of common stock	(284,645)	(320,163)
Excess tax benefits from share-based compensation arrangements	7,461	18,602
Cash flows used in financing activities	(30,454)	(135,208)
Effect of exchange rate changes on cash	(43)	(29)
Net (decrease) increase in cash	(713)	7,165
Cash at beginning of period	17,743	10,578
Cash at end of period	$17,030	$17,743

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

The following table presents certain income and expense items included in our consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

CONSOLIDATED STATEMENTS OF EARNINGS DATA (Unaudited)

	13 Weeks Ended	12 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	October 2, 2016	September 27, 2015	October 2, 2016	September 27, 2015
Revenues:
Company restaurant sales	75.5%	75.0%	75.3%	75.1%
Franchise rental revenues	14.5%	14.9%	14.6%	14.7%
Franchise royalties and other	10.0%	10.2%	10.1%	10.2%
Total revenues	100.0%	100.0%	100.0%	100.0%
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	30.0%	31.0%	30.1%	31.3%
Payroll and employee benefits (1)	27.8%	27.0%	27.8%	27.1%
Occupancy and other (1)	22.6%	22.0%	21.9%	21.3%
Total company restaurant costs (1)	80.3%	80.0%	79.8%	79.6%
Franchise occupancy expenses (2)	72.2%	74.6%	73.1%	75.0%
Franchise support and other costs (3)	8.9%	10.5%	9.9%	10.0%
Selling, general and administrative expenses	12.1%	15.4%	12.7%	14.4%
Impairment and other charges, net	1.1%	1.0%	1.2%	0.8%
(Gains) losses on the sale of company-operated restaurants	0.0%	(0.3)%	(0.1)%	0.2%
Earnings from operations	14.8%	11.8%	14.4%	12.8%
Income tax rate (4)	35.6%	35.4%	36.5%	36.9%

____________________________
(1)	As a percentage of company restaurant sales.
(2)	As a percentage of franchise rental revenues.
(3)	As a percentage of franchise royalties and other.
(4)	As a percentage of earnings from continuing operations and before income taxes.

The following table presents Jack in the Box and Qdoba company restaurant sales, costs and margin, and restaurant costs and margin as a percentage of the related sales. Percentages may not add due to rounding.

SUPPLEMENTAL COMPANY RESTAURANT OPERATIONS DATA (Dollars in thousands) (Unaudited)

	13 Weeks Ended		12 Weeks Ended		53 Weeks Ended		52 Weeks Ended
	October 2, 2016		September 27, 2015		October 2, 2016		September 27, 2015
Jack in the Box:
Company restaurant sales	$193,639		$176,739		$789,040		$782,525
Company restaurant costs:
Food and packaging	56,396	29.1%	55,025	31.1%	235,538	29.9%	247,931	31.7%
Payroll and employee benefits	55,275	28.5%	48,371	27.4%	223,019	28.3%	215,598	27.6%
Occupancy and other	41,347	21.4%	37,484	21.2%	162,869	20.6%	157,281	20.1%
Total company restaurant costs	153,018	79.0%	140,880	79.7%	621,426	78.8%	620,810	79.3%
Restaurant margin	$40,621	21.0%	$35,859	20.3%	$167,614	21.2%	$161,715	20.7%
Qdoba:
Company restaurant sales	$107,054		$88,669		$415,495		$374,338
Company restaurant costs:
Food and packaging	33,804	31.6%	27,173	30.6%	127,464	30.7%	114,057	30.5%
Payroll and employee benefits	28,241	26.4%	23,283	26.3%	111,451	26.8%	97,704	26.1%
Occupancy and other	26,467	24.7%	20,937	23.6%	101,289	24.4%	88,742	23.7%
Total company restaurant costs	88,512	82.7%	71,393	80.5%	340,204	81.9%	300,503	80.3%
Restaurant margin	$18,542	17.3%	$17,276	19.5%	$75,291	18.1%	$73,835	19.7%

The following table presents franchise revenues, costs and margin in each period:

SUPPLEMENTAL FRANCHISE OPERATIONS DATA (Dollars in thousands) (Unaudited)

	13 Weeks Ended	12 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	October 2, 2016	September 27, 2015	October 2, 2016	September 27, 2015
Franchise rental revenues	$57,689	$52,666	$232,907	$226,702

Royalties	39,176	35,100	158,514	152,759
Franchise fees and other	861	894	3,375	3,993
Franchise royalties and other	40,037	35,994	161,889	156,752
Total franchise revenues	97,726	88,660	394,796	383,454

Rental expense	34,025	31,638	137,808	136,974
Depreciation and amortization	7,652	7,643	32,344	33,128
Franchise occupancy expenses	41,677	39,281	170,152	170,102
Franchise support and other costs	3,568	3,773	15,991	15,688
Total franchise costs	45,245	43,054	186,143	185,790
Franchise margin	$52,481	$45,606	$208,653	$197,664
Franchise margin as a % of franchise revenues	53.7%	51.4%	52.9%	51.5%

The following table provides information related to our operating segments in each period:

SUPPLEMENTAL SEGMENT REPORTING INFORMATION (In thousands) (Unaudited)

	13 Weeks Ended	12 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	October 2, 2016	September 27, 2015	October 2, 2016	September 27, 2015
Revenues by segment:
Jack in the Box restaurant operations	$286,120	$260,442	$1,162,258	$1,145,176
Qdoba restaurant operations	112,299	93,626	437,073	395,141
Consolidated revenues	$398,419	$354,068	$1,599,331	$1,540,317
Earnings from operations by segment:
Jack in the Box restaurant operations	$71,982	$57,707	$290,346	$265,230
Qdoba restaurant operations	13,718	9,999	47,250	47,264
Shared services and unallocated costs	(26,796)	(27,246)	(108,911)	(112,182)
Gains (losses) on the sale of company-operated restaurants	6	1,214	1,230	(3,139)
Consolidated earnings from operations	58,910	41,674	229,915	197,173
Interest expense, net	8,382	4,866	31,081	18,803
Consolidated earnings from continuing operations and before income taxes	$50,528	$36,808	$198,834	$178,370
Total depreciation expense by segment:
Jack in the Box restaurant operations	$15,878	$15,546	$66,287	$64,597
Qdoba restaurant operations	4,903	3,924	19,306	17,103
Shared services and unallocated costs	1,553	1,633	6,489	7,078
Consolidated depreciation expense	$22,334	$21,103	$92,082	$88,778

The following table summarizes the changes in the number and mix of Jack in the Box ("JIB") and Qdoba company and franchise restaurants in each fiscal year:

SUPPLEMENTAL RESTAURANT ACTIVITY INFORMATION (Unaudited)

	2016			2015
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of year	413	1,836	2,249	431	1,819	2,250
New	4	12	16	2	16	18
Refranchised	(1)	1	—	(21)	21	—
Acquired from franchisees	1	(1)	—	7	(7)	—
Closed	—	(10)	(10)	(6)	(13)	(19)
End of period	417	1,838	2,255	413	1,836	2,249
% of JIB system	18%	82%	100%	18%	82%	100%
Qdoba:
Beginning of year	322	339	661	310	328	638
New	35	18	53	17	22	39
Acquired from franchisees	14	(14)	—	—	—	—
Closed	(4)	(11)	(15)	(5)	(11)	(16)
End of period	367	332	699	322	339	661
% of Qdoba system	53%	47%	100%	49%	51%	100%
Consolidated:
Total system end of period	784	2,170	2,954	735	2,175	2,910
% of consolidated system	27%	73%	100%	25%	75%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291